23.1 Consent of Karen Batcher, Esq.


                         MicrNameKaren A. Batcher, Esq.
                           Offices of Karen A. Batcher
                           4190 Bonita Road, Suite 205
                                Bonita, CA 91902
                                 (619) 788-7881


January 19, 2004


Board of Directors
Up & Down Video, Inc.
4190 Bonita Road, No. 105
Bonita, CA 91902

Re:               My Legal Opinion Pursuant to SEC Form SB-2
                  Registration Statement - Up & Down Video, Inc.

Dear Lady and Gentlemen:

         You have requested my opinion as counsel for Up & Down Video, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission. The following opinion is based upon the Securities Act of 1933 as amended (the "Act") and Delaware securities laws.

         The undersigned is admitted to practice and is in good standing with the State Bar of California.

                           THE REGISTRATION STATEMENT

         The Registration Statement relates to the distribution of 500,000 shares of the Company's common stock (the "Shares") owned by Travers International, Inc. to its approximately 150 shareholders of record as of the close of business on July 31, 2003 (the "Distribution").

                                BASIS FOR OPINION

         The documentary basis and other basis for this opinion is our review and analysis of the below listed items:

1. The Company's Articles of Incorporation, By-Laws, Minutes of Board of Directors Meetings, Minutes of Shareholder Meetings and Shareholder Lists (collectively the "Company Records"). 2. The Registration Statement.
3. The eligibility requirements for the use of Form SB-2 set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements"). 4. That we have assumed that the documents and signatures examined by us are genuine and authentic and that the persons executing such documents have the legal capacity to execute any such documents.

                                  LEGAL OPINION

         Based upon our review of the Company Records, the Registration Statement and the Eligibility Requirements, I am of the opinion that:

1. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to won, lease and operate its properties, as more specifically described in the Registration Statement.

2. Compliance With Eligibility Requirements of Form SB-2: After reasonable investigation, we have no actual knowledge that the Eligibility Requirements for use of Form SB-2 have not been satisfied with respect to the Registration Statement.

3. Shares Duly Authorized and Validly Issued: That Shares are duly authorized, legally and validly issued, and fully paid and non-assessable.

                         CONSENT TO USE OF LEGAL OPINION

         I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.


Very truly yours,



KAREN A. BATCHER, ESQ.